Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Standard BioTools Inc. of our report dated March 14, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Standard BioTools Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 19, 2024